EXHIBIT 99.1
                                                                    ------------
                             FOR IMMEDIATE RELEASE


FOR FURTHER INFORMATION:
Vicon Industries:  Joan Wolf 631/952-2288
Bliss, Gouverneur & Associates:  John Bliss 212/840-1661


           VICON REPORTS FOURTH QUARTER AND FISCAL YEAR 2004 RESULTS
                  AND PURCHASE OF VIDEOTRONIC INFOSYSTEMS GMBH


HAUPPAUGE, NY, December 7, 2004 - Vicon Industries, Inc. (ASE: "VII"), a leading designer and producer of digital video management systems, today reported operating results for the fourth fiscal quarter and year ended September 30, 2004. The announcement was made by CEO Ken Darby.

For the fourth quarter, net sales were $13.4 million, compared with $13.8 million in the year ago period. A net loss of $1,487,000 ($.32 per share) was incurred, compared with a net loss of $98,000 ($.02 per share) for the same period last fiscal year.

For the 2004 fiscal year, net sales were $53.5 million compared with $52.0 million for the prior fiscal year. A net loss of $2,691,000 ($.59 per share) was incurred compared with a net loss of $4,874,000 ($1.05 per share) for the prior fiscal year. The prior year loss includes the combined effects of a goodwill write-off resulting from the adoption of a new accounting principle and a valuation allowance charge against net deferred tax assets aggregating $3.5 million or $.75 per share.

Mr. Darby said the current quarter results were impacted by lower than expected revenues, an increase of $178,000 in product development expense and additional inventory reserves of $638,000 for earlier generation product lines.

For the fiscal year 2004, U.S. sales totaled $31.2 million, up slightly from $30.9 million, while foreign sales rose to $22.3 million versus $21.1 million in fiscal 2003. Darby said delays in the introduction of new digital products hurt sales growth worldwide.

Darby also announced that Vicon recently acquired through an asset purchase Videotronic Infosystems GmbH based in Neumunster, Germany. The purchase price was approximately $1 million.

Darby said Videotronic would become part of Vicon's European unit, which has long sought a meaningful presence within the sizeable German video security market. A well regarded video supplier for 30 years, Videotronic had been operating under bankruptcy protection since June 2004. Additionally, Vicon has infused approximately $500,000 of new capital into Videotronic and over time will integrate the Vicon line of products to expand their range of product offerings.

Steffen Koenig, Videotronic's General Manager and an 18-year veteran of the Company said "we are delighted to become part of a world renowned video systems designer such as Vicon. With Vicon's support and access to their extensive product range, Videotronic can once again be a dominant force in the markets we serve".
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Vicon Industries, Inc. designs, manufactures, assembles and markets a wide range of video systems and system components used for security, surveillance, safety and control purposes by a broad group of end users worldwide.

This news release contains forward-looking statements that involve risks and uncertainties. Statements that are not historical facts, including statements about the adequacy of reserves, estimated costs, Company intentions, probabilities, beliefs, prospects and strategies and its expectations about expansion into new markets, growth in existing markets, enhanced operating margins or growth in its business, are forward-looking statements that involve risks and uncertainties. Actual results and events may differ significantly from those discussed in the forward-looking statements and the Company undertakes no obligation to publicly update or revise any forward-looking statements.


(Table of Operations Attached)


                                      Vicon Industries, Inc.

                                Condensed Statement of Operations

                  Three Months Ended September 30,  Year Ended September 30,
                  --------------------------------  ------------------------
                            2004         2003          2004          2003
                            ----         ----          ----          ----
Net sales               $13,387,000  $13,803,000   $53,533,000   $51,954,000

Gross profit              4,335,000    5,293,000    19,711,000    19,091,000

Operating loss           (1,314,000)    (167,000)   (2,226,000)   (1,677,000)

Loss before
 income taxes            (1,299,000)    (174,000)   (2,210,000)   (1,738,000)

Income tax expense
 (benefit) - Note 1         188,000      (76,000)      481,000     1,763,000

Loss before cumulative
 effect of a change in
 accounting principle    (1,487,000)     (98,000)   (2,691,000)   (3,501,000)

Cumulative effect of a
 change in accounting
 principle - Note 2           -            -             -        (1,373,000)
                          ---------   ----------    ----------    -----------

Net loss                $(1,487,000) $   (98,000)  $(2,691,000)  $(4,874,000)
                          =========    =========     =========     =========

Basic and diluted loss per share:
---------------------------------
Loss before cumulative
 effect of a change in
 accounting principle     $  (.32)       $ (.02)      $ (.59)       $ (.75)

Cumulative effect of a
 change in accounting
 principle                $     -        $   -        $   -         $ (.30)
                            ------        ------       ------        ------

Loss per share            $  (.32)       $ (.02)      $ (.59)       $(1.05)
                            ======        ======       ======        ======

Shares used in computing
 basic and diluted loss
 per share                4,575,000    4,613,000     4,598,000     4,631,000


Note 1 - Year ended figure for 2003 includes a $2.1 million valuation allowance charge against net deferred tax assets.

Note 2 - Represents goodwill write-off as a result of adopting a new accounting principle.
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